Exhibit 10.76

NON-QUALIFIED STOCK OPTION AGREEMENT

FOR EMPLOYEES

UNDER THE BLUEPRINT MEDICINES CORPORATION

2015 STOCK OPTION AND INCENTIVE PLAN

Name of Optionee: %%FIRST_NAME%-% %%LAST_NAME%-%

No. of Option Shares: %%TOTAL_SHARES_GRANTED,'999,999,999'%-%

Option Exercise Price per Share: %%OPTION_PRICE%-%

Vesting Start Date: %%VEST_BASE_DATE%-%

Grant Date: %%OPTION_DATE%-%

Expiration Date: %%EXPIRE_DATE_PERIOD1%-%

Pursuant to the Blueprint Medicines Corporation 2015 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Blueprint Medicines Corporation (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value $0.001 per share, of the Company (the “Stock”) specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth in this Non-Qualified Stock Option Agreement, including the Privacy Notice attached hereto as Exhibit A, the General Terms and Conditions for Non-U.S. Optionees attached hereto as Exhibit B and any Country-Specific Terms and Conditions for the Optionee's country attached hereto as Exhibit C (collectively, the “Agreement”) and in the Plan. This Stock Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.

1.         Exercisability Schedule. No portion of this Stock Option may be exercised until such portion shall have become exercisable. Except as set forth below, and subject to the discretion of the Administrator to accelerate the exercisability schedule hereunder, this Stock Option shall be exercisable as follows:

For so long as Optionee remains in a continuous Service Relationship with the Company or any Service Recipient (as such terms are defined in Section 3 below) through the relevant date, the Option Shares shall vest in forty-eight (48) equal monthly installments beginning on the one-month anniversary of the Vesting Start Date; provided that one hundred percent (100%) of the Option Shares shall become fully vested immediately upon the termination of the Optionee's Service Relationship due to the Optionee’s death or disability.

Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.

2.         Manner of Exercise.

(a)         The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Administrator of the Optionee’s election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.

Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or (v) a combination of (i), (ii), (iii) and (iv) above. Payment instruments will be received subject to collection.

The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the Shares attested to.

(b)         The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(c)        [Reserved].

(d)         Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.

3.         Termination of Service Relationship. If the Optionee’s employment or continued service relationship as a consultant or director, as applicable (the “Service Relationship”) with the Company or, if different, the Subsidiary with which the Optionee has a Service Relationship (the “Service Recipient”) is terminated, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.

(a)         Termination Due to Death. If the Optionee’s Service Relationship terminates by reason of the Optionee’s death, any portion of this Stock Option outstanding on the date of termination by reason of death, whether already vested on the date of Optionee's death or vested as a result of the Optionee's death in accordance with Section 1 of this Agreement, may thereafter be exercised by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier.

(b)         Termination Due to Disability. If the Optionee’s Service Relationship terminates by reason of the Optionee’s disability, any portion of this Stock Option outstanding on the date of termination by reason of disability, whether already vested on the date of such termination or vested as a result of such termination in accordance with Section 1 of this Agreement, may thereafter be exercised by the Optionee for a period of 12 months from the date of disability or until the Expiration Date, if earlier.

(c)         Termination for Cause. If the Optionee’s Service Relationship terminates for Cause, any portion of this Stock Option outstanding on such date shall terminate immediately and be of no further force and effect. For purposes hereof, “Cause” shall mean, unless otherwise provided in an employment agreement between the Company or a Service Recipient and the Optionee, a determination by the Company that the Optionee’s Service Relationship terminates as a result of (i) the Optionee’s dishonest statements or acts with respect to the Company or any Subsidiaries, or any of its or their current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) the Optionee’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Optionee’s failure to perform assigned duties and responsibilities to the reasonable satisfaction of the applicable Service Recipient which failure continues, in the reasonable judgment of the applicable Service Recipient, after written notice given to the Optionee by the applicable Service Recipient; (iv) the Optionee’s breach of fiduciary duty, gross negligence, willful misconduct or insubordination with respect to the Company or any Subsidiary; or (v) the Optionee’s material violation of any provision of any agreement(s) between the Optionee and the Company or any Subsidiary relating to noncompetition, nondisclosure and/or assignment of inventions.

(d)         Other Termination. If the Optionee’s Service Relationship terminates for any reason other than the Optionee’s death, the Optionee’s disability or Cause, and unless otherwise determined by the Administrator, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of three months from the date of termination or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect.

The Company’s determination of the reason for termination of the Optionee’s Service Relationship shall be conclusive and binding on the Optionee and the Optionee’s representatives or legatees.

4.         Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, which is incorporated herein by reference, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

5.         Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

6.         Tax Withholding. The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the minimum required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Optionee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum withholding amount due.

7.         No Obligation to Continue Service Relationship. Neither the Company nor the Service Recipient, as applicable, is obligated by or as a result of the Plan or this Agreement to continue the Optionee’s Service Relationship and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or the Service Recipient, as applicable, to terminate the Service Relationship of the Optionee at any time.

8.         Integration. This Agreement constitutes the entire agreement between the parties with respect to this Stock Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.

9.         Personal Data. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company may collect and process the Optionee’s personal data, including sharing it with its Subsidiaries and certain agents thereof (together, the “Relevant Companies”) in connection with administering the Plan and performing its obligations under this Agreement (the “Relevant Information”). The Company may also transfer the Optionee’s personal data to countries with privacy laws that may be less protective than those of the Optionee’s country.  The attached Exhibit A -- Privacy Notice, incorporated by reference into this Agreement as if fully set forth herein, further describes how the Optionee’s personal data will be processed and the Optionee’s rights with respect to personal data processed for the purposes of administering the Plan and this Agreement.

10.       Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

11.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to this Stock Option or future awards that may be granted under the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

12.Governing Law and Venue. This Stock Option grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, applied without regard to the conflict of law provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the Commonwealth of Massachusetts, agree that such litigation shall be conducted in the courts of Middlesex County, Massachusetts, or the federal courts for the United States for the District of Massachusetts, where this grant is made and/or to be performed.

13.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

14.Waiver. The Optionee acknowledges that a waiver by the Company of breach of any provision this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Optionee or any other optionee.

BLUEPRINT MEDICINES CORPORATION

By:	/s/ Kathryn D. Haviland
Name:	Kathryn D. Haviland
Title:	President and Chief Executive Officer

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.

Dated: ___________________________________
Optionee’s Signature

Optionee’s name and address:
%%FIRST_NAME%-% %%LAST_NAME%-%
%%ADDRESS_LINE_1%-%
%%ADDRESS_LINE_2%-%
%%CITY%-%, %%STATE%-%
%%COUNTRY%-%
%%ZIPCODE%-%

EXHIBIT A

PRIVACY NOTICE

If you, the individual named as the Optionee in the Agreement to which this Exhibit A -- Privacy Notice is attached, choose to participate in the Plan, the Company will collect, use, disclose, and retain certain personal data about you. This Privacy Notice describes how your personal data will be used and to whom it will be disclosed. It also describes your rights with respect to your personal data.

Your personal data is information that identifies you or could reasonably be used to identify you. Your personal data will be processed by the Company (the Data Controller) and Relevant Companies as necessary for the performance of this Agreement and to administer the Plan.

Collection and Use of Personal Data

Personal data collected includes Social Security or other identification number, email address and telephone number, home address, date of birth, salary, nationality, and job title.

Additionally, information about your shares of Stock or directorships held in the Company, details of all Restricted Stock Units, Stock Options or any other entitlement to or eligibility for shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, and other information for which collection and processing is necessary for the purpose of implementing and administering the Plan and/or general performance of this Agreement.

Sharing of Personal Data

Your personal data will be shared with one or more of the Company’s Subsidiaries, affiliates and certain third-party service providers (“Relevant Companies”) in connection with administering the Plan and performing its obligations under the Agreement.

When sharing your personal data with a third-party service provider, we do so for purposes of administering the Plan and we enter into a contract with the service provider that describes the purposes for sharing your personal data and requires the third-party recipient to protect the confidentiality of and secure the personal data shared, and prohibits use or disclosure of the personal data for any purpose except performing the services under the contract, or as necessary to comply with applicable law.

Transfers of Personal Data

Your personal data may be sent to the Company and Relevant Companies in the United States or any country where we have operations or in which we engage service providers, which may include locations outside of your country of residence and where data protection rules may be different from those of your country.  In certain circumstances, courts, law enforcement agencies, regulatory agencies or security authorities in those other countries may be entitled to access your personal data.

If you are located in the European Economic Area (“EEA”), United Kingdom or Switzerland, your personal data may be transferred to any of the Relevant Companies in non-EEA countries that are recognized by the European Commission as providing an adequate level of data protection. For transfers of your personal data to countries not considered adequate by the European Commission, the Company has implemented adequate measures to protect your personal data (for example, putting in place contractual arrangements approved by the European Commission, or Standard Contractual Clauses).

Security

The Company will use reasonable technical, administrative and physical safeguards to help protect your personal data from loss, misuse and unauthorized access or disclosure.

Retention of Information

Your personal data will be retained in accordance with the Company’s legitimate business needs and for purposes of compliance with legal, regulatory, audit and tax requirements for as long as allowed by applicable law. After this period, personal data will be deleted, unless the Company has a legal basis to retain it for a different purpose.

Privacy Rights

Depending on the laws applicable to your location (e.g., European Economic Area, Switzerland, United Kingdom, and various US state laws), you may have the right to request access to, modify, export, delete, etc. your personal data.  These rights are not absolute and only apply in certain circumstances. This means that the Company may be unable or not obligated to grant your request, for example, due to legal requirements to which the Company is subject.

In some cases, in order to grant a request to exercise your rights, the Company may need to collect additional information from you to verify your identity, such as a government-issued identification. The Company will not discriminate against you for exercising your rights, but you will be unable to participate in the Plan if the Company is not able to process your personal data.

In many countries (e.g., European Economic Area Member States, Switzerland, the United Kingdom, etc.) the country Data Protection Authority (DPA) is responsible for making sure that applicable data protection laws are followed.  For more information about your privacy rights, or if you wish to file a complaint, you may contact your local DPA.  A list of European Union supervisory authorities is available here: https://edpb.europa.eu/about-edpb/board/members_en; United Kingdom - Information Commissioner’s Office (ICO): https://ico.org.uk; Switzerland – Federal Data Protection and Information Commissioner:  Data Protection - Switzerland (admin.ch).

Contact Us

For questions about this Privacy Notice, to exercise applicable rights related to your personal data, or for more information about the Company’s privacy and data protection practices, please contact us at the appropriate locations:

EEA, Switzerland, or UK

EUPrivacy@blueprintmedicines.com

United States

Privacy@blueprintmedicines.com

EXHIBIT B

NON-QUALIFIED STOCK OPTION AGREEMENT

FOR EMPLOYEES

UNDER BLUEPRINT MEDICINES CORPORATION

2015 STOCK OPTION AND INCENTIVE PLAN

General Terms and Conditions for Non-U.S. Optionees

This Exhibit B, which is part of the Non-Qualified Stock Option Agreement for Employees, contains additional terms and conditions that will apply to the Optionee if residing outside the United States.

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Blueprint Medicines Corporation 2015 Stock Option and Incentive Plan as amended and restated and the Non-Qualified Stock Option Agreement for Employees.

1.	Responsibility for Taxes. The following provision supplements Section 6 of the Non-Qualified Stock Option Agreement for Employees.

The Optionee acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to the Optionee's participation in the Plan and legally applicable to the Optionee (“Tax-Related Items”) is and remains the Optionee’s responsibility and may exceed the amount actually withheld by the Company.  The Optionee further acknowledges that the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Option, including, but not limited to, the grant or vesting of the Stock Option and the subsequent sale of shares of Stock acquired pursuant to such vesting and the receipt of any dividends and/or dividend equivalents; and (b) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Stock Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Optionee is subject to Tax-Related Items in more than one jurisdiction, the Optionee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction and may seek evidence from the Optionee of residency for purposes of operating such withholding or payment on account.

The Company shall not be responsible for withholding any Tax-Related Items, unless required by applicable law.  The Company may take such action as it deems appropriate to ensure that all Tax-Related Items are withheld or collected from the Optionee, if and to the extent required by applicable law.  In this regard, the Company will have the power and the right to require the Optionee to remit to the Company, the amount necessary to satisfy the Tax-Related Items.  Notwithstanding the foregoing, unless otherwise determined by the Administrator, any obligations to pay Tax-Related Items will be met by having the Company withhold a number of shares of Stock from the total number of shares of Stock otherwise issuable to the Optionee upon the relevant taxable or tax withholding event, as applicable.  In the event that withholding in shares of Stock is problematic under applicable tax or securities law or has materially adverse accounting consequences, the Optionee authorizes the Company, or its respective agents, at the Company’s discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) requiring the Optionee to make a payment in a form acceptable to the

Company; (ii) withholding from the Optionee’s Director fees or other cash compensation paid to the Optionee by the Company; (iii) withholding from proceeds of the sale of shares of Stock acquired upon vesting/settlement of the Stock Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization); or (iv) any other method of withholding determined by the Company and to the extent required by applicable law or the Plan, approved by the Administrator. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering maximum applicable rates, in which case the Optionee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.

The Company may refuse to issue or deliver the shares of Stock or the proceeds of the sale of shares of Stock, if the Optionee fails to comply with the Optionee’s obligations in connection with the Tax-Related Items.

2.	Nature of Grant. In accepting the Stock Option, the Optionee acknowledges, understands and agrees that:
(a)

the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)

the grant of the Stock Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Option, or benefits in lieu of Stock Option, even if Stock Option have been granted in the past;

(c)	all decisions with respect to future Stock Option or other grants, if any, will be at the sole discretion of the Company;
(d)	the Stock Option and the Optionee’s participation in the Plan shall not be interpreted as forming an employment or services contract with the Company or any Subsidiary;
(e)	the Optionee is voluntarily participating in the Plan;
(f)	the Stock Option and the shares of Stock subject to the Stock Option are not intended to replace any pension rights, Director fees or compensation;
(g)

the Stock Option and the shares of Stock subject to the Stock Option, and the income and value of same, are not part of normal or expected compensation for any purpose, and do not confer on Optionee any right to receive Director fees or other compensation in any specific amount;

(h)

unless otherwise agreed with the Company, the Stock Option and the shares of Stock subject to the Stock Option, and the income and value of same, are not granted as consideration for, or in connection with, the service the Optionee may provide as a director of a Subsidiary;

(i)	the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;

(j)

no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Option resulting from the termination of the Optionee’s service as a member of the Board (for any reason whatsoever);

(k)

the Company shall not be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of the Stock Option or of any amounts due to the Optionee pursuant to the settlement of the Stock Option or the subsequent sale of any shares of Stock acquired upon settlement.

3.

No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the underlying shares of Stock.  The Optionee is hereby advised to consult with the Optionee’s own personal tax, legal and financial advisors regarding the Optionee’s participation in the Plan before taking any action related to the Plan.

4.

Language.  If the Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

5.

Imposition of Other Requirements.  The Company reserves the right to impose any other requirements on the Optionee’s participation in the Plan, on the Stock Option and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

6.

Insider Trading Restrictions/Market Abuse Laws.  The Optionee acknowledges that, depending on the Optionee’s country, the Optionee may be subject to insider trading restrictions and/or market abuse laws, which may affect the ability to acquire or sell shares of Stock or rights to shares of Stock (e.g., Stock Option) under the Plan during such times as the Optionee is considered to have “inside information” regarding the Company (as defined by the laws in the Optionee’s country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Optionee is responsible for ensuring compliance with any applicable restrictions and is advised to consult a personal legal advisor on this matter.

7.

Foreign Asset/Account Reporting; Exchange Controls.  The Optionee’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect the Optionee’s ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside the Optionee’s country.  The Optionee may be required to report such accounts, assets or transactions to the tax or other authorities in the Optionee’s country.  The Optionee also may be required to repatriate sale proceeds or other funds received as a result of the Optionee’s participation in the Plan to the Optionee’s country through a designated bank or broker and/or within a certain time after receipt.  The Optionee acknowledges that it is the Optionee’s responsibility to be compliant with such regulations, and the Optionee is advised to consult a personal legal advisor for any details.

EXHIBIT C

NON-QUALIFIED STOCK OPTION AGREEMENT

FOR EMPLOYEES

UNDER BLUEPRINT MEDICINES CORPORATION

2015 STOCK OPTION AND INCENTIVE PLAN

Country-Specific Terms and Conditions

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Blueprint Medicines Corporation 2015 Stock Option and Incentive Plan as amended and restated and the Non-Qualified Stock Option Agreement for Employees and the General Terms and Conditions for Non-U.S. Optionees attached thereto as Exhibit B.

Terms and Conditions

This Exhibit C includes additional terms and conditions that govern the Stock Option granted to the Optionee if the Optionee resides and/or works in a country listed below.  If the Optionee moves to another country after receiving the grant of the Stock Option, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Optionee.

Notifications

This Exhibit C also includes information regarding exchange controls and certain other issues of which the Optionee should be aware with respect to the Optionee’s participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2023.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Optionee not rely on the information in this Exhibit C as the only source of information relating to the consequences of the Optionee’s participation in the Plan because the information may be out of date at the time that the Stock Option vest or the Optionee sells shares of Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Optionee’s particular situation and the Company is not in a position to assure the Optionee of a particular result.  Accordingly, the Optionee should seek appropriate professional advice as to how the relevant laws in the Optionee’s country may apply to the Optionee’s situation.

Finally, if the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently residing and/or working (or if the Optionee is considered as such for local law purposes), the information contained herein may not be applicable to the Optionee in the same manner.

FRANCE

Notifications

Stock Option Not French-Qualified.  The Stock Option granted under this Agreement is not intended to qualify for the specific tax and social security treatment pursuant to Sections L. 225-197-1 to L. 225-197-5 and L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended.

Consent to Receive Information in English.  By accepting the Stock Option, the Optionee confirms having read and understood the Plan and the Agreement, including Exhibits A, B, and this Exhibit C, and all terms and conditions included therein, which were provided in the English language.  The Optionee accepts the terms of those documents accordingly.

En acceptant les Stock Option, le Titulaire de les Stock Option confirme avoir lu et compris le Plan et le Contrat y relatifs, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Titulaire de les Stock Option accepte les dispositions de ces documents en connaissance de cause.

Exchange Control Information.  If the Optionee imports or exports cash (e.g., proceeds from the sale of shares of Stock acquired under the Plan) with a value equal to or exceeding a certain threshold (currently €10,000), and does not use a financial institution to do so, he or she must submit a report to the customs and excise authorities.

Foreign Asset/Account Reporting Information.  The Optionee must report any shares of Stock and bank or brokerage accounts he or she holds outside France (including any accounts that were opened, used and/or closed during the tax year) on an annual basis, on form No. 3916, together with their income tax return.  It is the Optionee’s responsibility to comply with French foreign asset and account reporting requirements, and neither the Company nor the Service Recipient will be liable for any resulting fines or penalties.

GERMANY

Notifications

Exchange Control Information.  Cross-border payments in excess of €12,500 in connection with the purchase or sale of securities (e.g., transfer of proceeds from the sale of shares of Stock into Germany) must be reported monthly to the German Federal Bank.  In the event that German residents make or receive a payment in excess of this amount, the resident must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (Allgemeines Meldeportal Statistik) available via Bundesbank’s website: www.bundesbank.de.  Additional reporting to the Bundesbank via email or telephone may be required.

Foreign Asset/Account Reporting Information.  If the acquisition of shares of Stock under the Plan leads to a “qualified participation” at any point during the calendar year, the Optionee will need to report the acquisition when the Optionee files his or her tax return for the relevant year.  A qualified participation is attained if (i) the value of the shares of Stock acquired exceeds €150,000 or (ii) in the unlikely event the Optionee holds shares of Stock exceeding 10% of the Company’s total Stock.

ITALY

Terms and Conditions

Plan Document Acknowledgment.  By accepting the Stock Option, the Optionee acknowledges that the Optionee has received a copy of the Plan and the Agreement, including Exhibits A, B, and this Exhibit C, has reviewed these documents in their entirety and fully understands and accepts all provisions contained therein.  The Optionee further acknowledges that the Optionee has read and specifically and expressly approves the provisions regarding Section 3: “Termination of Service Relationship,” Section 6: “Tax Withholding,” Section 7: “No Obligation to Continue Service Relationship,” Section 9: “Personal Data,” and Section 12: “Governing Law and Venue” in the Agreement, as well as Section 2: “Nature of Grant,”

and Section 4: “Language” in Exhibit B.

Notifications

Foreign Asset/Account Reporting Information.  Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and shares of Stock) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule, or on a special form if he or she is not required to file a tax return) for the year during which the assets are held.  These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

Tax on Foreign Financial Assets.  Italian residents are subject to a tax on the value of financial assets held outside Italy if the value of such assets exceeds a certain threshold. The taxable amount will be the fair market value of the financial assets (e.g., Stock Option, shares of Stock) assessed on December 31 or on the last day of the year that the assets were held (if shares of Stock are acquired or sold during the year, the taxable amount is reduced in proportion to the number of days the shares were held during the calendar year).  The tax is assessed as part of the annual tax return.

NETHERLANDS

There are no country-specific provisions.

SPAIN

Notifications

Foreign Asset/Account Reporting Requirement Information.  To the extent the Optionee holds shares of Stock or has a bank account outside of Spain with a value in excess of €50,000 (for each type of asset category) as of December 31 each year, the Optionee will be required to report information on such assets and/or accounts on their tax return Form 720 for such year.  After such shares of Stock or accounts are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported shares or accounts increases by more than €20,000 (for each type of asset category) as of each subsequent December 31, or if the Optionee sells shares of Stock or closes a bank account that was previously reported.

Further, the Optionee is required to electronically declare to the Bank of Spain any securities accounts (including brokerage accounts) held abroad, as well as the securities (including shares of Stock acquired under the Plan) held in such accounts, if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 exceed €1,000,000.  More frequent reporting is required if such transaction value or account balances exceed €1,000,000.

Labor Law Acknowledgment.  This provision supplements Section 2: “Nature of Grant” in Exhibit C:

By accepting the Stock Option, the Optionee acknowledges, understands and agrees that the Optionee is voluntarily participating in the Plan and has received a copy of the Plan.  The Optionee acknowledges having read and accepts Section 3: “Termination of Service Relationship” of this Agreement, and Section 2: “Nature of Grant” of Exhibit B.

The Optionee understands that the Company, in its sole discretion, has unilaterally, gratuitously and in its sole discretion decided to grant Stock Option under the Plan to individuals who may be officers, employees, Non-Employee Directors and other key persons (including Consultants) of the Company and its Subsidiaries.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries or affiliates on an ongoing basis over and above the specific terms of the Plan.  Consequently, the Optionee understands that the Stock Option are granted on the assumption and condition that neither the Stock Option nor the shares of Stock acquired at vesting of the Stock Option shall become a part of any employment or other service contract (either with the Company or any of its Subsidiaries or affiliates) nor shall they be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.  Further, the Optionee understands and freely accepts that the future value of the Stock Option and shares of Stock is unknown and unpredictable.  In addition, the Optionee understands that the grant would not be made to the Optionee but for the assumptions and conditions referred to above; thus, the Optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the Stock Option grant shall be null and void.

The Optionee also understands and agrees that subject to any exceptions set forth in Section 3: “Termination of Service Relationship” of this Agreement, in the event of the termination of the Optionee’s Service Relationship for any reason (including the reasons listed below), the Stock Option will cease vesting and any entitlement to exercise vested Stock Option will start to run immediately effective on the date the Optionee is no longer providing services to the Service Recipient or the Company or any of its Subsidiaries.  In particular, the Optionee understands and agrees that any unvested Stock Option will be forfeited without entitlement to the underlying shares of Stock or to any amount as indemnification in the event of a termination of the Optionee’s Service Relationship as described in the Agreement prior to vesting of the Stock Option by reason of, including but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (e.g., subject to a “despido improcedente”), individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Service Recipient and under Article 10.3 of the Royal Decree 1382/1985.

Securities Law Information.  No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the Stock Option.  The Plan and the Agreement have not been nor will they be registered with the Comisión Nacional del Mercado de Valores, and do not constitute a public offering prospectus.

SWITZERLAND

Notifications

Securities Law Information. The offering of participation in the Plan is considered a private offering in Switzerland; therefore, it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Plan (i) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee or service provider of the Company or a Subsidiary or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority.

Foreign Asset / Account Reporting Information. Swiss residents are required to declare all of their foreign bank and brokerage accounts in which they hold cash or securities, including the accounts that were opened and/or closed during the tax year, as well as any other assets, on an annual basis on in their tax return. This includes the Stock Option granted to the Optionee under the Plan which should not be subject to the net wealth tax, but must be reflected “pro memoria” in the statement on bank accounts and securities (Wertschriftenverzeichnis) that the Optionee is required to file with the Optionee’s tax return.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. The following provision supplements Section 6: “Tax Withholding” in the Agreement:

Without limitation to Section 6 of the Agreement, the Optionee hereby agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Service Recipient, as applicable, or by His Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority).  The Optionee also hereby agrees to indemnify and keep indemnified the Company and the Service Recipient, as applicable, against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Optionee’s behalf.

Notwithstanding the foregoing, if the Optionee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Optionee understands that he or she may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by the Optionee, if the indemnification could be considered to be a loan.  In this case, the Tax-Related Items not collected or paid may constitute a benefit to the Optionee on which additional income tax and National Insurance Contributions (“NICs”) may be payable. The Optionee understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Service Recipient (as appropriate) the amount of any NICs due on this additional benefit, which may also be recovered from the Optionee by any of the means referred to in Section 6 of the Agreement.

Section 431 Election.  If the Optionee is or becomes a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act) prior to vesting of the Stock Option, the Company may require, as a condition of participation in the Plan and the settlement of the Stock Option, that the Optionee enter into, jointly with the Service Recipient, an election within Section 431 of the U.K. Income Tax (Earnings and Pensions) Act 2003 (“ITEPA 2003”) in respect of computing any tax charge on the acquisition of “restricted securities” (as defined in Sections 423 and 424 of ITEPA 2003) (the “431 Election”).  This election will be to treat the shares of Stock acquired pursuant to the vesting of the Stock Option as if such shares were not restricted securities (for U.K. tax purposes only) despite the Company's clawback policy under the U.S. Dodd-Frank Act of 2010.  If the Optionee does not enter into the 431 Election if and when requested by the Company, the Optionee will not be entitled to vest in the Stock Option and no shares of Stock will be issued to the Optionee, without any liability to the Company, the Service Recipient or any Subsidiary or affiliate.